-------------------------------------------------------------------------------
       Confidential Portions of this Document Indicated By an Asterisk (*)
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                     Have Been Redacted and Filed Separately
                                    With the
                       Securities and Exchange Commission









                          MARKETING AND SALES AGREEMENT


                                     BETWEEN


                THERAGENICS CORPORATION AND INDIGO MEDICAL, INC.


                            DATED AS OF MAY 30, 1997

                                TABLE OF CONTENTS


ARTICLE 1 - BACKGROUND..................................................... 7


ARTICLE 2 - DEFINITIONS.................................................... 2


ARTICLE 3 - TERM........................................................... 5


ARTICLE 4 - RESPONSIBILITIES OF THE PARTIES................................ 6

   4.1 Manufacturing; Exclusivity; Product Changes; Device Improvements.... 6

   4.2 *______________________............................................. 7

   4.3 Pricing; *__________________........................................ 9

   4.4 Payment; Shipping................................................... 9

   4.5 Information to be Provided; Maintenance and Access to Records....... 9

   4.6 Indigo Obligations..................................................12

   4.7 Satisfaction of Marketing Effort Obligations........................13

   4.8 Forecasting; Customer Negotiation and Ordering Procedures...........13

   4.9 Professional and Clinical Support; Technical and Other Customer
   Support.................................................................13

   4.10 Pd-103 Machine Schedules and Capital
   Commitments;*_____________________________________________..............14

   4.11 Transition.........................................................16


ARTICLE 5 - DEVICE WARRANTIES AND SALES TERMS..............................16

   5.1  Device Warranties; Indigo's Rights of Inspection...................16

   5.2  Unwarranted Suspension by Indigo...................................16

   5.3  Suspension by Theragenics..........................................17

   5.4  Sales Terms........................................................17

   5.5  Theragenics' Liability For Defective Devices.......................17


ARTICLE 6 - REGULATORY COMPLIANCE..........................................18


ARTICLE 7 - RESPONSIBILITY FOR CLAIMS......................................20


ARTICLE 8 - CONTINUITY OF SUPPLY...........................................23


ARTICLE 9 - FOREIGN JURISDICTIONS; SECONDARY FIELDS........................24

   9.1 Foreign Jurisdictions...............................................24

   9.2 * _____________________.............................................27

   9.3 * _____________________.............................................28

   9.4 Indigo Acknowledgments..............................................28


ARTICLE 10 - PATENTS, TRADEMARKS AND SECRETS...............................29

   10.1   Patents..........................................................29

   10.2  Trademarks........................................................29

   10.3  Confidential Information..........................................30

   10.4  Ownership of Intellectual Property Rights Pertaining to
         Developments......................................................31


ARTICLE 11 - TERMINATION...................................................31

   11.1  Theragenics' Failure or Breach....................................31

   11.2  Indigo's Failure or Breach........................................32

   11.3 Exclusivity Retention Payment; *__________________.................32

   11.4  Intellectual Property Issues......................................32

   11.5 Insolvency Event; Change of Law....................................33

   11.6 Lender Event.......................................................33

   11.7 FDA - Required Product Changes.....................................33

   11.8 Effect of Termination and Issuance of Notice of Termination........33

   11.9 Transition After Termination or Expiration.........................34

   11.10  Survival of Provisions...........................................34


ARTICLE 12 -  RESOLUTION OF DISPUTES.......................................36

   12.1  Dispute Resolution Procedures.....................................36

   12.2  Limitation........................................................37

   12.3  Suspension of Running of Time Periods; Monetary Disputes..........37


ARTICLE 13 - NON-COMPETITION COVENANT......................................38

   13.1  During Exclusivity Period.........................................38

   13.2 *_______________________...........................................38

   13.3  Affiliates........................................................38

   13.4  Theragenics' Acknowledgment.......................................39


ARTICLE 14 - MISCELLANEOUS.................................................40

   14.1 Theragenics Warranties.............................................40

   14.2  Assignment; Change of Control; Partial Assignment.................40

   14.3  Notices...........................................................41

   14.4  Relationship of Parties...........................................41

   14.5  No Waiver.........................................................42

   14.6  Governing Law.....................................................42

   14.7  Major Forces......................................................42

   14.8  Publicity.........................................................42

   14.9  Integration.......................................................43

   14.10 *________________.................................................43

   14.11 No Third Party Beneficiaries......................................43

EXHIBITS

Exhibit A:               Device Specifications

Exhibit B:               *__________________________

Exhibit C:               Transfer Pricing

Exhibit D:               Forecasting, Customer Negotiation and Ordering
                         Procedures

Exhibit E:               Pd-103 Machine Scheduling; Sales Performance Metric;
                         *____________________

Exhibit F:               Transition Plan

Exhibit G:               Sales Terms

Exhibit H:               Form of Delegation and Assumption Agreement

Exhibit I:               Manufacturing Process Areas that are Trade Secrets

Exhibit J:               Agreed Countries






[The Exhibits listed above will be furnished supplementally to the Securities and Exchange Commission upon request.]

                          MARKETING AND SALES AGREEMENT
        This is an Agreement (this "Agreement") dated and effective as of May 30, 1997 ("Effective Date"), by and between Indigo Medical, Inc., a corporation organized under the laws of the State of Delaware, having a business address at 4545 Creek Road, Cincinnati, Ohio 45242 ("Indigo"); Theragenics Corporation, a corporation organized under the laws of the State of Delaware, having a business address at 5325 Oakbrook Parkway, Norcross, Georgia 30093 ("Theragenics"); and,
*_________________________________________________.

         ARTICLE 1 - BACKGROUND
        1.1 Indigo develops, manufactures and markets products used in the diagnosis, treatment and prevention of urologic disorders, including a laser system for the treatment of soft tissue in the urinary tract.
        1.2 Theragenics has developed, and manufactures, markets and distributes an interstitial seed ("Seed") for the treatment of cancer which Seed Theragenics has represented to Indigo is covered by certain patents owned by Theragenics.
        1.3 Indigo desires to market and sell the Seed throughout the world for use in the treatment of prostate cancer. Correspondingly, Theragenics desires to produce Seeds for Indigo and to ship Seeds to customers designated by Indigo for this purpose.


        1.4*____________________________________________________________________
________________________________________________________________________________
________________________________________________________________________________
________________, and the like, it has been Theragenics' experience that in the ordinary course of business approximately *_________________of all orders placed cannot be filled because the exact Seeds ordered are not on hand at the time requested. In addition, due to inherent characteristics of the Seed manufacturing process, the normal variability of actual Seed dose activity around the targeted activity level for a given batch, manufacturing capacity limitations, and the limited shelf life of the Seed resulting from the rapid decay rate of Palladium-103, Theragenics can not guarantee that any particular quantity of Seeds having any given dose activity level will be available on any given day, and the match between Seeds requested by customers for delivery within a given time period and the Seeds available for delivery during that period involves an element of chance. Various provisions in this Agreement take these factors into account.
         Therefore, the Parties hereby agree that Indigo shall market and sell the Seed and Theragenics shall produce and ship Seeds for Indigo, each upon the terms and conditions set forth below:

         ARTICLE 2 - DEFINITIONS
        The following terms, when used with initial capital letters, shall have the following meanings:

         "Additional Rights" - see Article 9.3.
         "Additional Rights For Approved Secondary Field" - see Article 9.2. "Affiliate" is any corporation, partnership, limited liability company or other entity that directly or indirectly controls, is controlled by or is under common control with Indigo. "Control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any such entity, is (a) the ownership of 50% or more of the voting securities of such entity or (b) the ability, directly or indirectly, to elect at least a majority of the board of directors (or the controlling body) of such entity.
        "Agreed Country" - see Article 9.1(a).
        "Agreement" - see introductory paragraph.
        * _____________________________ - see Article 9.2.
        "Capacity Minimum Amount" - see Exhibit E.
        A "Change of Control" shall be deemed to have occurred if (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Theragenics representing 25% or more of the combined voting power of Theragenics' then outstanding securities; or (B) the stockholders of Theragenics approve a merger or consolidation of Theragenics with or into any other corporation, other than a merger or consolidation which would result in the voting securities of Theragenics outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Theragenics or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of Theragenics approve a plan of complete liquidation of Theragenics or an agreement for the sale or disposition by Theragenics of all or substantially all of Theragenics' assets.
        "Claim" - see Article 7.3.
        "Claimant" - see Article 12.3(b).
        "Competing Radioactive Device" - see Article 13.1.
        "Customer" is any party purchasing or otherwise acquiring Devices from Indigo hereunder for use in the Field, or, as the context requires, the party to whom Theragenics is directed by Indigo to ship Devices on Indigo's behalf in accordance with Article 4.4, if different from the party taking title thereto. The term includes the pre-existing customers of Theragenics as well as new Customers developed by either Party during the term hereof. Unless otherwise approved in writing by Theragenics, all Customers must be either licensed healthcare providers who also have the appropriate licenses to receive the Device, or third-party payer organizations (such as insurers, health maintenance organizations, hospital chains, group purchasing organizations that are buying only for their members, or the like) who may order the Device for delivery to such licensed healthcare providers.
        "Delegate Affiliate" - see Article 14.2.
        "Depository" - see Article 8.2.
        "Developed Intellectual Property" is any patents, patent applications, copyrights, trademarks or trade secrets developed or created after the Effective Date.
        "Device" is the implantable titanium encapsulated radioactive Palladium-103 seed for the treatment of cancer described in greater detail in the Specifications, and all Device Improvements. As of the Effective Date, the Device is labeled under the TheraSeed (R) trademark.
        "Device Capacity" -  see Exhibit E.
        "Device Improvement" is any adaptation, improvement, redesign or modification of the Device that is included in the Specifications in accordance with Article 4.1.
        "Dispute" - see Article 12.1.
        "EES" - see introductory paragraph.
        "Effective Date" - see introductory paragraph.
        "Excess Pd-103 Machines - see Exhibit E.
        "Exclusivity Period" is the period commencing with the Effective Date during which Indigo has the exclusive right to market and sell the Device in the Field in the United States.
        * ______________________________________ - see Article 4.2(a).
        "Exclusivity Retention Payment"- see Article 4.2(a).
        "Field" is the treatment of prostate cancer.
        "First Commercial Sale" is the first delivery of the Device to a Customer by Theragenics on behalf of Indigo provided that the delivered Device fully meets the Specifications.
        "First Contract Year" is the period commencing on the first day of the first calendar month following the date of the First Commercial Sale and extending to December 31, 1997. The calendar years during the term hereof following the First Contract Year shall be referred to as the "Second", "Third", "Fourth", etc. Contract Years, respectively, and each shall be referred to as a "Contract Year."
       "Indigo" - see introductory paragraph.
       "Insolvency Event" is the occurrence of any of the following events with respect to a Party:
        (a) the Party shall admit in writing its inability, or be generally unable, to pay its debts as such debts become due; or
        (b) the Party shall (1) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (2) make a general assignment for the benefit of its creditors, (3) commence a voluntary case under the United States Bankruptcy Code, as now or hereafter in effect (the "Bankruptcy Code"), (4) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (5) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in any involuntary case under the Bankruptcy Code, or (6) take any corporate action for the purpose of effecting any of the foregoing; or
        (c) A proceeding or case shall be commenced against that Party in any court of competent jurisdiction, seeking (1) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (2) the appointment of a trustee, receiver, custodian, liquidator or the like of that Party or of all or any substantial part of its assets, or (3) similar relief in respect of the Party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for a period of 60 days; or an order for relief against that Party shall be entered in an involuntary case under the Bankruptcy Code.
        "Lender" - see Article 11.6.
        "Lender Event" - see Article 11.6.
        * ____________________________ - see Article 4.2(c).
        "Net Sales" - see Exhibit C.
        "New Country" - see Article 9.1(b).
        * ________________ - see Article 9.3.
        "Party" is either Theragenics or Indigo.
        "Parties" are Theragenics and Indigo.
        "Patents" are: U.S. Patent 5,405,309; U.S. Patent 4,784,116; U.S. Patent 4,702,228; all foreign counterparts of such patents; all continuations, continuations-in-part, and divisionals of such patents and patent application as well as renewals, reissues, reexaminations, extensions, and patents of addition and patents of importation. Furthermore, Patents shall also include each patent, U.S. or foreign, that Theragenics owns or as to which Theragenics is empowered to grant a license or sublicense to Indigo prior to or during the term of this Agreement, the practice of which is reasonably necessary for Indigo to use and sell the Device as contemplated by this Agreement and for Customers to use the Device.
        "Pd-103 Machine" - see Exhibit  E.
        "Prohibited Competitive Activity" - see Article 13.1.
        * __________________ - see Article 4.2(b).
        "QA Auditor" - see Article 6.4(b).
        "Regulatory Authority" is (i) all applicable statutes, laws, and regulations, including, without limitation, current good manufacturing practices ("cGMP") promulgated by the United States Food and Drug Administration ("FDA"), or relating to the use, handling, storage and disposal of radioactive and nonradioactive chemical substances, materials and permits and licenses issued or required in connection therewith; and (ii) any applicable export or import control regulations to the extent assumed by Theragenics.
        "Sales Performance Metric" - see Exhibit E.
        "Specifications" are the specifications set forth in Exhibit A except that the standard operating procedures (SOP's) referred to therein are for reference purposes only and for purposes of this Agreement shall not be deemed part of the Specifications. The Specifications may only be modified by mutual consent of the Parties, for example, to incorporate the specifications for Device Improvements.
        "Theragenics" - see introductory paragraph.
        "Trade Secrets" are those matters relating to the Device manufacturing process that are referred to or described in Exhibit I plus any new manufacturing trade secrets discovered or implemented by Theragenics after the date hereof.
        "Trademarks" are (i) U.S. Trademark Registration No.1,603,353, "TheraSeed"; (ii) the Theragenics nuclear medicine logo; and (iii) the "Theragenics" name, unregistered.
        "Transfer Price" is the price to be paid by Indigo to Theragenics pursuant to Article 4.3(a) for each fully functional Device delivered to Customers that meets the Specifications therefor.


         ARTICLE 3 - TERM

        The initial term of this Agreement shall be for a period of seven (7) years from the Effective Date unless earlier terminated pursuant to Article 11 or as otherwise expressly provided herein. After the initial 7-year term, this Agreement shall be automatically renewed for successive three (3) year terms unless Indigo provides Theragenics with written notice of Indigo's intent to terminate this Agreement at least one year prior to the end of such initial term or any extended term of this Agreement.


         ARTICLE 4 - RESPONSIBILITIES OF THE PARTIES

        4.1   Manufacturing; Exclusivity; Product Changes; Device Improvements.
        (a) Theragenics shall manufacture the Device in accordance with the Specifications and shall ship the Device to Customers pursuant to Article 4.4. The Parties acknowledge that neither Party can control the use to which any purchaser of the Device will put the Device and that neither Party will hold the other party responsible for any such use that is contrary to any of the restrictions or other obligations of such Party hereunder so long as such Party did not knowingly market and sell the Device in contravention of such restriction or obligation or with the intent to evade such obligation or restriction. During the Exclusivity Period, Theragenics shall not knowingly market or sell the Device for use in the Field in any country or other jurisdiction to any third party, including any Customers or through distributors or otherwise, except as otherwise provided herein, and shall include in any agreement entered into by Theragenics with any distributor or other re-seller of Devices that such party is expressly prohibited from marketing and selling the Device in the Field.
        (b) Theragenics shall give Indigo prior written notice of any decision to change (including any such decision resulting from FDA requirements) the form, fit, function, components or material of the Device, the site at which the Device is manufactured, or, in any material respect, the process by which the Device is manufactured, packaged or labeled; provided, however, that if any such change involves Trade Secrets then Theragenics shall be required to disclose the pendency of such change but not the nature of such change. Indigo shall have the right to test any Device made after implementation of such change. Indigo shall not be required to sell any Device manufactured after such change shall have been implemented if the Device does not conform to the Specifications. If Theragenics effects such change because it is required to do so as a result of any change to FDA requirements and Indigo elects not to sell such changed Device, either Party may issue a notice of termination as follows:
                Within 30 days after receipt of written notice from Theragenics of the required changes in the Device, Indigo shall notify Theragenics whether Indigo is willing to sell the new version of the Device. If Indigo declines to sell the new version, either party may issue a notice of termination, which shall become effective either (i) immediately, if the original version of the Device is already withdrawn from the market, or (ii) if such withdrawal has not occurred at the time such notice is given, upon the earlier of (A) withdrawal of the original version of the Device from the market and (B) the date that is sixty (60) days after such notice is given.

        (c) Theragenics shall give Indigo prior written notice of any decision to change (including any such decision resulting from FDA requirements) the finished goods inspection process for the Device and shall not make any such change without the prior written consent of Indigo which consent shall not be unreasonably withheld.
        (d) The Parties shall negotiate in good faith the incorporation of any Device Improvements into the Specifications and the allocation of development costs for any Device incorporating such Device Improvements that the Parties mutually agree to develop. Notwithstanding the preceding sentence, costs incurred to meet any Device Improvements that are required by any Regulatory Authority shall be borne entirely by Theragenics, subject to Theragenics' right to terminate this Agreement pursuant to Article 11.5(b).

         4.2      *______________________.
        (a) The Parties anticipate that Indigo will purchase an aggregate of at least *____________ units of the Device during the period commencing with January 1, 1998 and ending on December 31, 1999, subject to adjustment as set forth in Article 4.2(c) (such number of units, as so adjusted, the *_______________). If the *_______________________________is not met, Indigo may
elect to pay Theragenics (such payment, the "Exclusivity Retention Payment") the lesser of (a) the number of units by which the * ________________________ exceeds the number of Devices purchased by Indigo during that two-year period, *________ and (b)*_________; provided, however, that if Indigo elects not make the Exclusivity Retention Payment, if any, then either Party may issue a notice of termination but Indigo's failure to make such Initial Retention Payment shall not be a breach by Indigo of any of its obligations under this Agreement.

        (b) For the year 2000 and thereafter for each Contract Year during the Exclusivity Period until such time as Indigo shall have issued a notice of termination pursuant to the last sentence of this clause (b), Indigo shall purchase during each calendar quarter of such Contract Year at least
*______________________________________________________________________________
 *(______________________________). In the event Indigo does not fulfill such performance metric for such calendar quarter other than as a result of any of the occurrences set forth in Exhibit B, Indigo shall pay Theragenics an amount determined in accordance with paragraph IV.B. of Exhibit E. In the event that Indigo is required to make any payment under this clause (b) with respect to any calendar quarter, Indigo may, within 30 days after the due date of such payment, issue a notice of termination in which case Indigo shall not have any obligation to purchase Devices in any future calendar quarter; but this shall not relieve Indigo of its obligation for the payment due in respect of the previous quarter, and failure to make such payment shall constitute a breach by Indigo.
        (c) The * __________________________and each * ________________ shall be reduced for any applicable calendar quarter (or other agreed-upon measurement period) in the circumstances (each circumstance, a * ______________) and in accordance with the provisions set forth in Exhibit B. For purposes of this
Article 4.2 and Article 4.10, a Device shall be deemed to have been purchased when such Device is shipped to a Customer.

         4.3      Pricing; *_____________.

                (a) During the term of this Agreement, Indigo shall pay the applicable Transfer Price for Devices delivered to any Customer determined by the calendar year in which the Device is delivered to such Customer, in accordance with the transfer prices shown in Exhibit C.

                (b) In addition to the Transfer Price, during the term of this Agreement, Indigo shall pay any amounts owed Theragenics pursuant to clause b of Exhibit C, subject to Article 4.10(b)(iii)(B).


         4.4      Payment; Shipping.
        Indigo shall pay Theragenics amounts due in accordance with Article 4.3 for delivery of Devices to Customers within thirty (30) days from the date of invoice. The date of invoice shall not be earlier than the date of shipment. Theragenics shall not ship any Devices to any Customers except in accordance with instructions given by Indigo to Theragenics. The Transfer Prices do not include shipping and handling, which will be invoiced to and paid by Indigo in addition to the applicable Transfer Price. Theragenics shall ship to any location chosen by Indigo that is (a) within any jurisdiction in which Indigo is then authorized to market and sell the Device and (b) authorized to receive radioactive materials such as the Device, utilizing carriers chosen by or agreeable to Theragenics. Title passes to Indigo upon shipment, but risk of loss with respect to the Device shall remain with Theragenics until the Device is delivered to the Customer. Theragenics will pack the Device in a manner suitable for shipment to enable the Device to withstand the effects of shipping, including handling during loading and unloading, all in accordance with the Specifications. In addition to any other remedies available under the circumstances, in the event Indigo is in default of its payment obligations under this Article 4, Theragenics may, after fifteen (15) business days' prior written notice to Indigo, either (i) suspend further shipment of Devices or (ii) condition shipment upon receipt of payment from the Customer or Indigo, until Indigo is no longer in such default.

         4.5      Information to be Provided; Maintenance and Access to Records
                (a) Theragenics shall provide the following information and/or services at no cost to Indigo:
                         (i)        necessary data, descriptions, processes,
photographs and statements of claims for safety, efficacy or performance so that Indigo may prepare sales and promotional literature relating to the Device, except portions containing or otherwise revealing Trade Secrets;
                         (ii)       technical data to allow Indigo to prepare
up-to-date   customer instruction for the Device;
                         (iii)      copies of all U.S.  and foreign  regulatory
submissions, including the 510(k) and documentation then in existence substantiating regulatory positions, except portions containing Trade Secrets;
                         (iv)       any labeling,  inserts,  sales literature,
or customer  instruction prepared by Theragenics relating to the Device;
                         (v)        Customer identifying information, including
contact information for Customers and potential Customers known to Theragenics;
                         (vi)       introductions to Theragenics'  consultants
on  matters  such  as reimbursement, sales, marketing and after-sale support;
                         (vii) review of all training materials and sales aids
developed by Indigo with  relation  to  the  Device.   No  such  review  shall
relieve Indigo of responsibility for the accuracy of such training materials and sales aids, or from Indigo's indemnity with respect thereto under Article 7.2;
                         (viii)  within  seven (7) days after each week during
the term of this Agreement, the number of Devices shipped during such week and the number of Devices produced during such week; and
                         (ix)     all other information reasonably requested
by Indigo, in a mutually agreed format and level of detail (which, if Indigo so elects, would include the format and detail of the information provided by Theragenics to Indigo prior tonthe Effective Date) in order to enable Indigo to help determine the Device Capacity of the Pd-103 Machines which shall not include (A) historical production information for periods prior to the Effective Date or (B) Trade Secrets.
                  (b) Indigo shall provide the following information and/or services at no cost to Theragenics:
                         (i)  Information reasonably requested by Theragenics
and in Indigo's possession regarding Device sales and trends, estimated Device volume requirements, Customer composition and market shifts, and Device performance, including all results of any clinical studies or trials, clinical protocol research and development, quality of life studies, and the like to the extent related to the Device; and
                         (ii) Customer identifying information, including
contact information for Customers and potential Customers known to Indigo.
(c) Indigo shall maintain and retain all records relating to Customer pricing, sales, contracts, invoices, accounts, complaints and other transactions relating to the Device, including accounting records, for a minimum period of three (3) years from the date of the completion of the transaction from which such records arose, or for such longer period as required by applicable Regulatory Authority. Theragenics shall have the right during regular business hours, from time to time during the term of this Agreement, to inspect the accounts, financial records and other information maintained by Indigo, but not more than one time during any Contract Year, in connection with its activities hereunder, as reasonably necessary in order to:
(i) verify the method and manner by which Indigo is promoting and distributing the Device; (ii) to verify, through an independent auditing firm as specified below, any amounts due under clause b of Exhibit C; and (iii) to review Indigo's compliance with warranty and sales documentation requirements. Similarly, for a period of one year after termination or expiration of this Agreement, Theragenics shall have the right to inspect Indigo's records as necessary to determine Indigo's compliance with its payment obligations. Any such inspection may be delegated to an independent auditing firm, provided that such firm has entered into a non-disclosure agreement in form and substance reasonably acceptable to Indigo's counsel.
                  (d) Theragenics shall maintain and retain all records relating to manufacturing of the Devices for sale to Customers, sales and shipments to Customers, invoices, accounts, complaints and other transactions relating to the Device or its manufacture, including accounting records, for a minimum period of three (3) years from the date of the completion of the transaction from which such records arose, or for such longer period as required by any Regulatory Authority. Indigo shall have the right, from time to time during regular business hours during the term of this Agreement, but not more than once per Contract Year, to inspect the accounts, financial records and other information maintained by Theragenics in connection with its activities hereunder, as reasonably necessary in order to: (i) verify the method and manner by which Theragenics is allocating (as between Indigo and other buyers) the output of the Pd-103 Machines that are dedicated to meeting Indigo's Device requirements under this Agreement; (ii) verify Indigo's account status with Theragenics; and (iii) through an independent auditing firm, to verify any amounts that Indigo is billed for pursuant to Article 4.10 (i.e., *_____________________________) which auditing firm will disclose to Indigo only the aggregate amount of such cost; provided; however, that in no event will Theragenics be required to disclose to Indigo any of the following: (A) any third party contracts with purchasers of Devices, (B) the identity of such purchasers, (C) the price at which Theragenics sells the Devices to such purchasers, (D) any other information relating thereto that Theragenics is required to keep confidential or (E) any Trade Secrets. Similarly, for a period of one year after termination or expiration of this Agreement, Indigo shall have the right to inspect Theragenics' records as necessary to verify Theragenics' account status with Indigo and for a period of two years after termination or expiration of this Agreement, to verify through an independent auditing firm as specified above, any amounts owed by Indigo that Indigo is billed for pursuant to Article 11.8(c) or 11.8(d). Any such inspection may be delegated to an independent auditing firm, provided that such firm has entered into a non-disclosure agreement in form and substance reasonably acceptable to Theragenics' counsel.

         4.6      Indigo Obligations.
          In marketing the Device, Indigo shall:
                (a) Avoid deceptive, misleading, or unethical practices that are or might be detrimental to Theragenics, the Device, Customers, or the public, including any disparagement of Theragenics or the Device, make no false or misleading representations with regard to Theragenics or the Device, and refrain from publishing or employing any misleading or deceptive advertising material.
                (b) Use reasonable efforts (which shall not include the expenditure of any out-of-pocket money) to (i) assist Customers that desire to order Devices to obtain any required licensure for receiving the Device and (ii) verify that the Customers are licensed to receive the Device.
                (c)  Comply  in  all  material   respects  with  all  applicable
governmental laws and regulations relating to its activities hereunder, including reporting and licensure requirements.
                (d) Not sell the Device to any person or entity who, to the actual knowledge of Indigo, intends to use the Device (i) for applications other than in the Field; (ii) for applications in any jurisdiction in which Indigo is not then authorized to market and sell the Device; or (iii) for any unlawful purpose.
                (e) Not sell the Device through subdistributors or independent sales agents without the prior written approval of Theragenics, except that no such approval is required for Indigo to sell the Device through any Delegate Affiliates.
                (f) Notify Theragenics of any adverse incidents or complaints regarding the Device of which Indigo becomes aware.
                (g) Prior to the First Commercial Sale, and again prior to the end of each Contract Year during the Exclusivity Period, upon written request by Theragenics at least thirty (30) days in advance, Indigo shall meet with Theragenics to review Indigo's marketing plans (the "Marketing Plans") for the sale and support of Devices in the Field for the subsequent Contract Year. Theragenics and Indigo will each make appropriate members of its management available for such review at such date, time and place as the Parties shall agree to. The Marketing Plans shall cover some or all of the following areas or activities; sales promotion; sales force staffing and assignments; marketing programs for group purchasing organizations, hospitals, payers, clinicians and patients; pricing; and conventions. The Marketing Plans may also refer to the professional and clinical support activities described elsewhere in this Agreement, and their coordination with the conventional marketing activities. The Marketing Plans will include such of the foregoing areas or activities and such additional areas or activities, as Indigo deems necessary in its sole and absolute discretion to support the sale of the Device in the jurisdictions in which it is then authorized to market and sell the Device hereunder. Theragenics shall be entitled to comment on the Marketing Plans and their interaction with and impact on Theragenics' activities hereunder, but Theragenics shall have no right to approve or veto any action that Indigo deems necessary to take pursuant to the Marketing Plans, so long as the action otherwise complies with this Agreement and does not require Theragenics' approval under other provisions hereof; likewise, Indigo shall have no right to require Theragenics to take any particular action in support of the Marketing Plans.
                (h) After presentation and mutual review of the Marketing Plans as described above, Indigo will, upon written request by Theragenics at least thirty (30) days in advance, present an overview of the Marketing Plans to the Board of Directors of Theragenics.
                (i) The Marketing Plans shall be deemed Confidential Information by the Parties and shall be subject to the confidentiality provisions set forth in Article 10.3.

         4.7      Satisfaction of Marketing Effort Obligations
                Theragenics      acknowledges      and     agrees     that    *
________________________ shall be deemed complete satisfaction of any implied duty which could be imposed upon Indigo to commercially exploit its rights under this Agreement, and is accepted by Theragenics in lieu of any best efforts or other obligation on the part of Indigo to devote any particular level of effort or investment to the marketing of the Device. The foregoing does not, however, relieve Indigo of any other obligation expressly provided for in this Agreement.

         4.8      Forecasting; Customer Negotiation and Ordering Procedures.
        To optimize the number of Customer requests that may be filled, the Parties agree to implement the forecasting, Customer negotiation and ordering procedures described in Exhibit D.

         4.9 Professional and Clinical Support; Technical and Other Customer Support. Indigo shall be responsible for education and training of Customers and the physicians working therein that use the Device in the Field. Theragenics shall cooperate with Indigo in the development of education and training materials as Indigo reasonably requires.

        Indigo acknowledges concerns raised by Theragenics about on-going support, by Indigo to the brachytherapy business in areas of professional education and clinical education and clinical and economic outcomes research. Accordingly, Indigo commits to activities in the following areas:

        (a) Indigo agrees to support workshops and educational programs to facilitate the advancement of brachytherapy and the use of the Device, to include, but not limited to programs designed and facilitated by Indigo at the *___________________, as per a schedule, to commence in 1st quarter 1998 and to be made available to Theragenics. Examples of workshops may include, but are not limited to: *__________________________________.

        (b) Indigo will continue to evaluate existing Device data to determine the need for further development and support of *__________________________________in accordance with procedures established through the Indigo Research and Grants process, in accordance with FDA and AMA guidelines.

        (c) Indigo will * _____________________________________________________
_____________________________________________________________clinical needs and research interests.

        (d) Indigo will support/takeover the "Cancer Information Center" established and currently managed by Theragenics, according to the transition plan set forth in Exhibit F, with the intent of supplying educational materials to all interested callers on the treatment options for prostate cancer. This will include the supply of written and verbal information in accordance with Indigo's regulatory guidelines.

        (e) Indigo will provide support, either by itself or through third parties, to customers on an as needed basis, as reasonably determined by Indigo, in the areas of *_______________________________________________________________
_________________ to the extent related to such Customer's use of the Device in the Field.


         4.10     Pd-103 Machine Schedules and Capital Commitments;
*__________________________________________________

                (a) In accordance with the process set forth in Exhibit E the Parties shall use reasonable efforts to develop the Pd-103 Machine schedule for each Contract Year commencing with the Third Contract Year.
                (b) In the event the Parties are unable to reach agreement on the Pd-103 Machine schedule for any Contract Year commencing with the Third Contract Year, on or before the applicable Projection Date (as defined in Exhibit E), or are unable to agree upon the same on or before any applicable Commitment Date (as defined in Exhibit E), (or any matter used in determining the schedule, such as the Device Capacity or Sales Forecast) the matter shall be settled in accordance with Article 12. In the event that a Dispute regarding any such Pd-103 Machine schedule is sent to arbitration pursuant to Article 12.1(c) the arbitrator in rendering his/her decision shall take into account the existing market conditions, the cost of Pd-103 Machines and their product capacity and such other factors as he/she deems necessary in order to accomplish a fair balancing of the interests of the Parties under the circumstances. If an arbitrator settles such dispute any of the following may occur:
                         (i) Both  Parties may agree to accept the arbitrator's
determination and accept the Pd-103 Machine schedule so determined in which case the provisions set forth in Article 4.10(c) shall apply; or
                         (ii)  Indigo may  decline  to accept  the  arbitrator's
determinations if the Pd-103 Machine schedule so determined would require the purchase of more Pd-103 Machines than Indigo's sales forecast for the applicable period would require in which event Theragenics may issue a notice
of termination in which case upon the effective   date  of  such   termination,
Indigo   will  be   subject  to  the non-competition covenant set forth in
Article 13.2; or
                         (iii)   Theragenics   may   decline   to   accept   the
arbitrator's determination if the
Pd-103 Machine schedule so determined would require the purchase of more Pd-103 Machines than Theragenics had been negotiating for in its discussions with Indigo for such schedule in which case Indigo may either: (A) issue a notice of termination in which case upon the effective date of such termination Indigo will not be subject to any non-competition covenant including the covenant set forth in Article 13; or (B) disregard the arbitrator's determination and agree to the Pd-103 Machine schedule proposed by Theragenics in which case the Exclusivity Period shall continue and unless and until such time as (y) Theragenics shall have installed the last of the Pd-103 Machines provided for in the Pd-103 Machine schedule determined by the arbitrator or (z) Theragenics' actual production capacity is shown to equal or exceed that determined by the arbitrator, the provision set forth in clause b of Exhibit C,
*__________________________________________________________.
                (c) *_________________________________________________________
______________________________________________________________________________
____________________________________________________ .
                (d) Within thirty (30) days after the end of each calendar quarter commencing with the first calendar quarter of the Third Contract Year (i.e., 1999), Theragenics shall give Indigo an invoice accompanied by a detail of the computation of any amount due pursuant to Article 4.10(c). Indigo shall have fourteen (14) calendar days after receipt thereof to review such invoice and accompanying detail and raise with Theragenics any issues pertaining thereto by giving Theragenics written notice thereof within said time period. If such notice is not given by Indigo then Indigo shall pay said amounts within thirty
(30) days after receipt of such invoice. If such notice is given by Indigo, then the parties shall attempt to resolve such issues for seven (7) calendar days after Indigo's notice is received by Theragenics. If not so resolved then such matter will become a Dispute and will be resolved in accordance with Article 12.
                (e) During the term of this Agreement, orders placed or forecasted for the Pd-103 Machines shall be used or reserved for use to fill orders from Customers on a priority basis before all other uses of the Pd-103 Machines. To the extent there exists any excess capacity, Theragenics shall use reasonable commercial efforts to utilize such excess capacity and such utilization shall reduce the amount of the shortfall referred to above; but Theragenics shall not be required to utilize this excess capacity to produce other products or to produce Devices not covered by this Agreement if the effect thereof would be to underutilize the capacity of manufacturing facilities or equipment purchased by Theragenics at its own expense and risk.


         4.11     Transition.
        The Parties shall follow the business transition plan described in Exhibit F.


         ARTICLE 5 - DEVICE WARRANTIES AND SALES TERMS


         5.1  Device Warranties; Indigo's Rights of Inspection.
        Theragenics warrants to Indigo that the Devices delivered to Customers pursuant to this Agreement shall be manufactured in accordance with the Specifications, and that the Device so delivered shall be free from material defects in design, construction, materials and workmanship. In addition to other audit rights of Indigo hereunder, Indigo may inspect from time to time any finished device inspection and device history records with regard to Devices shipped hereunder, on a sample basis, to ensure conformity with the Specifications. If this inspection shows a failure to meet the Specifications, which failure Indigo concludes poses a risk to the health of the patient or to the clinical efficacy of the Devices or constituted or the continued shipment of Devices would constitute a violation of law or regulation of any Regulatory Authority, then Indigo may, at its discretion, suspend distribution until Theragenics has either implemented appropriate modifications to its pre-shipment inspection procedures designed to prevent shipment of Devices suffering from the noted defects, or identified a root cause for the failure and implemented appropriate corrective action reasonably acceptable to the Parties. Minimum purchase requirements shall be reduced during the corrective action period as set forth in Exhibit B. For all other non-conformities to the Specifications that come to Theragenics' attention, Theragenics shall investigate and identify the root cause of such failure and implement appropriate corrective action. Any inspection by Indigo shall not relieve Theragenics of its obligation to manufacture Devices that meet the Specifications and comply with all applicable Regulatory Authority compliance audit or quality system review requirements.


         5.2  Unwarranted Suspension by Indigo.
          If Indigo suspends distribution on any of the bases set forth in the third sentence of Article 5.1 and it is subsequently determined by an arbitrator that Indigo was not reasonable in its conclusion that such basis exists for suspension of distribution, then the *__________________________________ or any *______________ as applicable, and Capacity Minimum Amount shall be reinstated retroactive to the date that Indigo's suspension of distribution without proper cause first took effect.


         5.3  Suspension by Theragenics.
          Theragenics shall suspend the manufacture and sale of Devices if it shall become aware of any non-conformity of any Device to the Specifications or other Device performance problems that in either case Theragenics reasonably concludes poses a risk to the health of the patient or to the clinical efficacy of the Devices or constituted or the continued shipment of Devices would constitute a violation of law or regulation of any Regulatory Authority. Such suspension shall remain in place until Theragenics has either implemented appropriate modifications to its pre-shipment inspection procedures designed to prevent shipment of Devices suffering from the noted defects, or identified a root cause for the failure and implemented appropriate corrective action. Minimum purchase requirements shall be reduced during the corrective action period as set forth in Exhibit B.


         5.4  Sales Terms.
          With respect to its distribution of the Device, Indigo will give and make no other or different warranties or representations as to quality, merchantability, fitness for a particular use or purpose or any other features of the Device other than those substantially similar to those set forth in Exhibit G. The express warranties and other legal documentation of the sales of Devices to Customers shall include disclaimers and damage limitation language substantially similar to the provisions set forth in Exhibit G, unless otherwise approved by Theragenics, which shall not be unreasonably withheld. All orders for Devices shall be documented in accordance with ordering procedures agreed upon by the Parties; no order submitted by Indigo shall contain any provisions contrary to or in addition to the terms of this Agreement; and if any order contains any such terms they shall be of no force or effect as between the Parties unless conspicuous and separately signed by an authorized officer of Theragenics.

         5.5  Theragenics' Liability For Defective Devices.
        Theragenics' sole liability to Indigo in respect of defective Devices delivered to Customers shall be to indemnify Indigo against third-party
(including any Regulatory Authority) claims as described in Article 7.1; to replace, free of charge to Indigo or the Customer, or to refund the purchase price of, any Device discovered to be defective prior to implantation; and to perform the obligations with regard to Device recalls set forth in Article 6.5. In no event shall Theragenics be liable to Indigo for Indigo's indirect, incidental or consequential damages (including but not limited to lost sales and lost profits) in respect of any defective Devices so delivered; provided, however, that Theragenics' indemnification obligations described in Article 7.1 would cover any such damages sought by third parties.


         ARTICLE 6 - REGULATORY COMPLIANCE

        6.1 Theragenics represents and warrants that it has obtained 510(K) clearance from the FDA to manufacture and sell the Device in the Field; and that the submissions which Theragenics made to the FDA were made in good faith and contained accurate and complete data and information regarding the Device as required by applicable laws, rules and regulations. Theragenics shall maintain for the term of this Agreement the 510(K) clearance. Furthermore, Theragenics shall file, and maintain at its own cost, all appropriate registrations with the FDA and similar regulatory authorities in the United States which have the authority to approve the sale of the Device for use in the Field. As of the date hereof Theragenics is taking steps to *______________, and Theragenics agrees to use commercially reasonable efforts to complete this process and obtain this certification and will share with Indigo the preliminary and final reports and other correspondence received and transmitted in connection therewith other than portions disclosing Trade Secrets.

        6.2 Theragenics represents and warrants that all Devices sold to Indigo or delivered to Customers during the term of this Agreement shall be manufactured, shipped and delivered in compliance with all Regulatory Authority, and that continually during the term of this Agreement no Device delivered by Theragenics to Customers will be adulterated or misbranded at the time of delivery within the meaning of the Federal Food, Drug and Cosmetic Act. In addition, Theragenics shall use, handle and store any radioactive and non-radioactive materials in compliance with all Regulatory Authority. Each Party shall notify the other as soon as practicable after receiving notice of any claim, action or inquiry by the FDA or other applicable regulatory body or governmental authority or court of law relating to non-compliance with this Article or any notice with respect to any violation of any Regulatory Authority, and shall consult with the other Party regarding responses to such claims, actions or inquiries and shall also provide the other Party with copies of all correspondence in response to such claims, actions or inquiries. In addition, each Party shall notify the other of any adverse reaction, malfunction, injury or other similar claims with respect to the Device of which it becomes aware. Theragenics shall provide Indigo with a monthly report summarizing all product inquiries, product complaints and Medical Device Reporting (MDR) activity and root cause determination, corrective action and corrective action status for all such inquiries, complaints and MDR's.

        6.3 Theragenics shall notify Indigo of any FDA audit, or any audit from any other Regulatory Authority, of its factories for the manufacture of the Device, or any request for information from the FDA or other Regulatory Authority related to the manufacture of the Device, as soon as practically possible after Theragenics receives notice of such audit or such request and Theragenics will share with Indigo all correspondence received and transmitted in connection therewith other than portions disclosing Trade Secrets.

        6.4 (a) During the twelve-month period commencing with first anniversary of the Effective Date, Indigo or its designated representative may, at its discretion and upon thirty (30) days written notice to Theragenics, conduct one
(1) quality assurance audit of Theragenics' manufacturing systems, not to include Trade Secrets, of the scope and tasks described in clause (b) of this
Article 6.4.

            (b) At Indigo's option, which is exercisable only once per Contract Year and which will not be exercised within twelve months after the completion of any audit performed pursuant to clause (a) of this Article 6.4 (or if Indigo elects not to have an audit performed pursuant to clause (a) then the first audit under this clause (b) may be performed within the time period specified in clause (a)), Theragenics or its counsel will retain a third party (the "QA Auditor") that is reasonably acceptable to Indigo to conduct a quality audit of Theragenics' facilities and process the scope of which is Theragenics' quality assurance program and processes, Device finished goods inspection process and quality systems. The task of such audit will be to determine Theragenics' compliance with its own quality assurance procedures as well as FDA-mandated quality assurance/quality system review requirements. The results of each such audit shall be shared with Indigo with any Trade Secrets redacted therefrom. Indigo shall be responsible for the fees and expenses of the QA Auditor provided that Indigo shall have consented to the amount of such fees and expenses prior to the execution of any agreement between the QA Auditor and Theragenics regarding such audit.

        6.5 Upon mutual consent of the Parties, which consent may not be unreasonably withheld, or in the case of a recall required by an agency with competent jurisdiction, Theragenics shall be required to institute and fund any recall, field corrective action, or the like in circumstances relating to a breach by Theragenics of the warranty set forth in Article 5 above or breach of its obligations hereunder with regard to Regulatory Authority. The Parties shall maintain adequate records concerning traceability of the Device, and shall cooperate with each other in the event that any procedures described in this paragraph are undertaken. In the event of any such recall, Theragenics shall accept recalled Devices and deliver to Customers replacement Devices at Theragenics sole cost and expense.


         ARTICLE 7 - RESPONSIBILITY FOR CLAIMS
        In order to distribute between themselves the responsibility for the handling and expense of third-party (including any Regulatory Authority) claims arising out of the manufacture, distribution, sale or use of the Device, the Parties agree as follows:

        7.1 Theragenics shall indemnify and hold Indigo and its officers, directors, and employees harmless against any liability, damages, loss (other than loss of potential sales) or expenses (including without limitation, expenses of total or partial Device recalls) resulting from any third-party (including any Regulatory Authority) claims, suits, proceedings, demands, or recoveries in connection with the Device manufactured by Theragenics or other activities of Theragenics hereunder, arising out of, based on, or caused by:
                (a) alleged defects in materials, workmanship or design of the Device (except to the extent the Device shall have been altered by Indigo in any material respect);
                (b) alleged failure of the Device to fulfill claims furnished by Theragenics under Article 4.5 that relate to safety, efficacy or performance (excluding matters for which Indigo is responsible under Article 7.2) (except to the extent the Device shall have been altered by Indigo in any material respect);
                (c) claims of patent infringement made with respect to the Device, methods of use, manufacture or processing, or claims of trademark infringement made with respect to Indigo's use of any Trademarks;
                (d) breach of any of the warranties, representations or agreements of Theragenics set forth in this Agreement;
                (e) negligence in handling, shipping and delivery of Devices by Theragenics or its agents; or.
                (f) the labeling of the Device (excluding matters for which Indigo is responsible under Article 7.2).

Theragenics shall obtain and maintain in full force and effect valid and collectible general liability and product liability insurance in respect of the Devices for death, illness, bodily injury and property damage in an amount not less than *________________________________________________________. Such policy shall name Indigo as an insured or an additional insured thereunder and Theragenics shall grant like coverage to Indigo under a standard broad form vendor's endorsement thereto. Theragenics shall within ten (10) days after the Effective Date provide Indigo with evidence of this coverage, provided that the existence of such coverage shall in no way limit Theragenics' liability or obligations hereunder. Such insurance policy shall provide that in the event such insurance coverage should be materially adversely changed or terminated for any reason, the insurer thereunder will give Theragenics and Indigo thirty (30) days prior written notice of such change or termination.

        7.2 Indigo shall indemnify and hold Theragenics and its officers, directors, and employees harmless against any liability, damages, loss (other than loss of potential sales) or expenses (including without limitation, expenses of total or partial Device recalls) resulting from any third-party (including any Regulatory Authority) claims, suits, proceedings, demands, or recoveries in connection with the Device sold by Indigo or other activities of Indigo hereunder and arising out of, based on, or caused by:
         (a) claims whether written or oral, made or alleged to be made, by Indigo in its advertising, publicity, promotion, or sale of the Device, where such claims were not substantially the same as those claims furnished by Theragenics under Article 4.5;
         (b) the labeling of the Device by Indigo, where such labeling was not substantially the same labeling information furnished by Theragenics under
Article 4.5;
         (c) any alleged breach of legal duty in connection with professional support activities undertaken by Indigo hereunder;
         (d) any errors or omissions of Indigo in connection with the process of taking, recording, transmitting or administering orders from Customers to the extent inconsistent with the procedures outlined in Exhibit D; or
         (e) any alleged breach of legal duty in connection with any other marketing activities undertaken by Indigo hereunder.
        Indigo shall obtain and maintain in full force and effect valid and collectible comprehensive broad form general liability insurance, including contractually assumed liability coverage and advertising injury coverage, in an amount not less than *____________________________________________________. Such
policy shall name Theragenics as an insured or an additional insured thereunder and Theragenics shall grant like coverage to Indigo under a standard broad form vendor's endorsement thereto. Indigo shall within ten (10) days after the Effective Date provide Theragenics with evidence of this coverage, provided that the existence of such coverage shall in no way limit Indigo's liability or obligations hereunder. Such insurance policy shall provide that in the event such insurance coverage should be materially adversely changed or terminated for any reason, the insurer thereunder will give Indigo and Theragenics thirty (30) days prior written notice of such change or termination.

        7.3 (a) A Party (hereinafter referred to as the "Indemnifying Party") indemnifying another Party or parties (hereinafter referred to as the "Indemnified Party"), pursuant to this Agreement, shall indemnify and hold the Indemnified Party harmless against any and all actions, suits, proceedings, demands, claims, assessments, costs, judgments, legal and other expenses incidental to any of the foregoing (hereinafter referred to as a "Claim"). In the event a Claim is made upon the Indemnified Party, the Indemnified Party shall promptly give notice of such Claim to the Indemnifying Party, and shall promptly deliver to such Indemnifying Party all information and written material available to the indemnified Party relating to such Claim. If such Claim is first made upon the Indemnifying Party, the Indemnifying Party shall promptly give notice of such Claim to the Indemnified Party.
                (b) The Indemnified Party will, if notified of the Indemnifying Party's election to do so within fifteen (15) days after the date of notice of a Claim, permit the Indemnifying Party to defend in the name of the Indemnified Party any Claim in any appropriate administrative or judicial proceedings and take whatever actions may be reasonably requested of the Indemnified Party to permit the Indemnifying Party to make such defense and obtain an adjudication of such Claim on the merits, including the signing of pleadings and other documents, if necessary; provided that the Indemnifying Party shall defend the Claim with counsel reasonably satisfactory to the Indemnified Party and provide the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the Indemnifying Party can satisfy the Claim if it is upheld. In addition to the liability for the ultimate settlement or judgment, if any, arising out of such Claim under this Agreement, the Indemnifying Party shall be solely responsible for all the fees and expenses incurred in connection with such defense or proceedings, regardless of their outcome. However, the Indemnifying Party shall not be responsible for any expenses, including attorneys fees and costs, incurred by the Indemnified Party to monitor the defense of the Claim by the Indemnifying Party.
                (c) In the event the Indemnifying Party does not accept the defense of such Claim under the terms hereof, the Indemnified Party shall be entitled to conduct such defense and settle or compromise such Claim, and the Indemnifying Party's indemnification obligation under this Agreement shall be absolute, regardless of the outcome of such Claim. The Indemnifying Party shall not have the right to direct the defense of such an action on behalf of the Indemnified Party if the Indemnified Party has reasonably concluded that there may be defenses available to it that are different from or additional to those available to the Indemnifying Party; provided, however, that in such event, the Indemnifying Party shall bear the fees and expenses of only one (1) separate counsel for the Indemnified Party. In addition, the Indemnified Party, at its option, may elect not to permit the Indemnifying Party to control the defense against a Claim for reasons other than those set forth in the immediately preceding sentence in which case the Indemnifying Party shall not be obligated to indemnify the Indemnified Party against any settlements, judgments or other costs or obligations arising thereunder which the Indemnified Party may make or incur relating to such Claim.


         ARTICLE 8 - CONTINUITY OF SUPPLY
                  8.1 In view of the fact that Theragenics' process for manufacturing the Device involves both (i) costly manufacturing equipment with a long lead-time for replacement, and (ii) the use of trade secrets, Theragenics has agreed to the following provisions to enhance Indigo's assurance of continuity of supply of the Device:
                 8.2 *_________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
__________________________________________.


                 8.3 Theragenics shall maintain in full force and effect fire and extended coverage casualty insurance covering its plant and equipment in an amount at least sufficient to pay (subject to a reasonable deductible amount) the replacement cost of all plant and equipment located at the Theragenics manufacturing site or sites or if Theragenics has more than one manufacturing site at the time, at least sufficient to pay the replacement cost of all plant and equipment located at the manufacturing site having the greatest production capacity. Such insurance policy shall provide that in the event such insurance coverage should be terminated for any reason, the insurer will give Theragenics and Indigo thirty (30) days prior written notice of termination. In the event that Theragenics fails to obtain such insurance, Indigo may obtain the insurance described in this Article 8.3 and shall be entitled to invoice Theragenics for, and Theragenics shall pay, the costs incurred by Indigo in obtaining such insurance. In the event that any manufacturing site of Theragenics suffers fire damage or other casualty, Theragenics shall use all reasonable efforts to collect as soon as reasonably practicable the insurance proceeds that are collectible under such insurance and shall use such proceeds to replace the plant and/or equipment that shall have suffered such damage. Notwithstanding the provisions set forth in Article 12.1, in the event Theragenics fails to comply with the provisions of the immediately preceding sentence, Indigo shall have the right to seek specific performance or other similar equitable relief compelling compliance by Theragenics with this
Article 8.3.
                 8.4 *________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
______________________________________________________________________________
_____________________________________________.

ARTICLE 9 - FOREIGN JURISDICTIONS; SECONDARY FIELDS

         9.1      Foreign Jurisdictions.
         (a) The following provisions shall apply to the marketing and sale of Devices in the Field in the countries listed in Exhibit J (each such country, an "Agreed Country"):
             (i) Indigo will target such Agreed Country on a planned, systematic basis and will discuss with Theragenics its marketing and roll-out
plan  in  such  Agreed  Country  (which   discussion   shall  be  deemed  Indigo
Confidential  Information)  prior  to  commencing  distribution  in such  Agreed
Country;
             (ii) Indigo shall be responsible for any applicable legal and regulatory approvals or licenses (including obtaining product registrations and any import/export approval) to the extent required for the delivery, sale and use of the Devices in the Field in such Agreed Country and will give Theragenics copies of filings made by Indigo and copies of correspondence received by Indigo from applicable Regulatory Authority in connection therewith;
             (iii) Indigo shall cause to be conducted an intellectual property "due diligence" investigation in such Agreed Country (the scope of which shall be determined by Indigo's counsel) to determine if there exist any patents or trademarks that may be relevant to the marketing and selling of the Device by Indigo in such Agreed Country as contemplated hereby or the use of such Device in the Field by any Customer in such Agreed Country. Any such patents and trademarks uncovered as a result of such investigation will be shared with Theragenics and shall be considered Confidential Information of Indigo, provided that prior to taking any action based on such investigation Theragenics shall cause its own counsel to review such matters and form its own opinions as to the existence of any potential intellectual property infringement issues in such Agreed Country. Indigo shall have no obligation to provide Theragenics with any opinion of counsel resulting from such investigation. Where Indigo agrees to supply Theragenics with any such opinion of counsel, Indigo and Theragenics shall agree on appropriate measures for maintaining the confidentiality of such opinions of counsel. Theragenics shall not rely on any opinions of counsel or conclusions of Indigo's counsel provided to Theragenics and Theragenics shall have no recourse against Indigo or such counsel for any actions taken or not taken by Theragenics whether or not based on Indigo's opinion of counsel or upon Indigo's counsel's conclusions.
             (iv) The Transfer Price for Devices sold to Customers located in such Agreed Country shall be determined in accordance with clause d of Exhibit C.
             (v) Any shipping and handling costs for shipment of Devices to such Agreed Country will be charged to Indigo by Theragenics;
             (vi) Notwithstanding any provision in this Agreement to the contrary, Theragenics may propose in writing to Indigo that Indigo commence the marketing and sale of Devices in such Agreed Country, and if: (A) such proposal indicates that Theragenics is willing to bear the legal and regulatory and intellectual due diligence property responsibility and costs similar to those described in clauses (ii) and (iii), respectively, of this
Article 9.1; (B) such approvals are obtained; and (C) there exists no infringement issue with respect to the sales and marketing of the Devices in the Field in such Agreed Country,*________________________________________;

                  (vii) If for any reason  Indigo  elects not to market and sell
Devices in such Agreed Country, then: (A) *____________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
______________ ;
                 (viii) If, during the term of this Agreement, either Party becomes aware that in order to market and sell (or to continue to market and sell) Devices for use in the Field in such Agreed Country the applicable Regulatory Authority requires the manufacture of the Devices to be done, in whole or in part, in such Agreed Country and Theragenics does not then manufacture the Devices in such Agreed Country, then such Party will give the other Party written notice of such fact and the Parties shall use their respective commercially reasonable efforts to negotiate the terms and conditions pursuant to which such manufacture of the Devices in such Agreed Country shall occur and the terms and conditions upon which the Devices will be sold by Theragenics to Indigo for resale in such Agreed Country. *___________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_________;
                 (ix) Theragenics shall cooperate with and provide reasonable assistance to Indigo in connection with Indigo's efforts to obtain regulatory approvals to market and sell the Device in the Field in such Agreed Country, which shall include, without limitation, the execution of any agreements or the documents that may be reasonably required in connection therewith, provided that Theragenics' liabilities, obligations or risks are not increased thereby. In addition, the Parties will discuss how best to secure all intellectual property rights that are required for the marketing and sale of the Device in the Field in such jurisdiction; and
                 (x) If Theragenics (A) is unable to obtain at a reasonable cost, reasonably adequate product liability insurance coverage for Devices used in the Field in such Agreed Country or (B) uncovers a patent of a third party that arguably covers in whole or in part any aspect of the Device or methods of using the Device in the Field in such Agreed Country or a trademark of a third party that is arguably infringed by the use of the Trademark in such Agreed Country, then the Parties shall work together to address the problem, provided that if such problem is not resolved to Theragenics' reasonable satisfaction, then *________________ .
         (b) If, during the term of this Agreement Theragenics or Indigo shall determine that it is commercially viable to engage in the marketing and sale of the Device in any country or other jurisdiction outside the United States and the Agreed Countries (a "New Country") for application in the Field (or in any Secondary Field in which Indigo is then selling the Device in the United States pursuant to Article 9.2), Theragenics and Indigo shall provide the other, as appropriate, written notice of such determination and thereafter the parties shall use their respective commercially reasonable efforts to negotiate the terms and conditions pursuant to which the Device shall be approved for marketing and sale in such New Country by Indigo. If Theragenics and Indigo do not execute and deliver an appropriate agreement setting forth the terms and conditions upon which the Device shall be marketed and sold in any such New Country within 120 calendar days following the commencement of such negotiations, then *___________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________ .

         9.2  *_______________________.
         If, during the term of this Agreement, Theragenics shall decide to distribute Devices through third parties for application to * , Theragenics shall provide Indigo with written notice thereof and Indigo shall have 30 calendar days following receipt of such notice to elect to engage in negotiations with Theragenics to establish the terms and conditions upon which Indigo shall be permitted to obtain right and responsibility to market and sell the Device for application in such * ____________________(the "Additional Rights For *_________________________). For purposes of this Article 9.2 "third parties" shall not include insurers, hospital chains, health maintenance organizations, group purchasing organizations buying only for their members and the like. If Indigo elects to enter into such negotiations with Theragenics, then Indigo and Theragenics shall use their respective commercially reasonable efforts for a period of 90 calendar days, such 90-day period to commence on the day immediately succeeding the day on which Indigo affirmatively elects to so proceed, to negotiate in good faith the terms and conditions upon which Indigo shall be permitted to obtain the Additional Rights For *___________________. If, following the conclusion of such 90 day period (or such later date if the duration of such period shall be extended by the mutual consent of Theragenics and Indigo), a mutually acceptable agreement shall not have been executed and delivered by Theragenics and Indigo, then Theragenics shall be permitted to pursue such other arrangements for the marketing and sale of the Device for application in such * _________________ as Theragenics, in its sole discretion, shall deem appropriate.


         9.3      * ___________________.
         If, during the term of this Agreement, Theragenics shall decide to consider seeking appropriate * , provide Indigo with written notice setting forth in adequate detail the nature of such application in such *__ ________________ and Indigo shall have 30 calendar days following receipt of such notice to elect to engage in negotiations with Theragenics to establish the terms and conditions upon which Indigo shall be permitted to obtain the exclusive right and responsibility to market and sell the Device for application of the Device in such *_________________ (the "Additional Rights) within the United States, effective upon receipt of regulatory approval. If Indigo elects to enter into such negotiations with Theragenics, then Indigo and Theragenics shall use their respective commercially reasonable efforts for a period of 90 calendar days, such 90 day period to commence on the day immediately succeeding the day on which Indigo affirmatively elects to so proceed, to negotiate in good faith the terms and conditions upon which Indigo shall be permitted to obtain the Additional Rights. If, following the conclusion of such 90 day period
(or such later date if the duration of such period shall be extended by the mutual consent of Theragenics and Indigo), a mutually acceptable agreement shall not have been executed and delivered by Theragenics and Indigo, then Theragenics shall be permitted to pursue such other arrangements for the marketing and sale of the Device in such * __________________ as Theragenics, in its sole discretion, shall deem appropriate.

         9.4      Indigo Acknowledgments.
         Indigo acknowledges that Theragenics is under no obligation to permit Indigo *_____________________________________________________________; that other parties may, in Theragenics' judgment, offer strategic, technological, marketing, regulatory, or other advantages over Indigo and that, subject to conducting good faith discussions with Indigo as described above, Theragenics shall have the right in its sole and absolute discretion to * ___________________________ as Theragenics believes to be in its best interests. Theragenics shall be entitled to conduct exploratory discussions with third parties prior to or concurrently with any negotiations with Indigo under this
Article 9, in order to appropriately assess the options available with third parties, but Theragenics shall not, prior to offering Indigo the opportunity to negotiate as provided above, or prior to the end of the negotiation period if Indigo elects to pursue such negotiations, enter into any agreement with any such third party which would preclude Theragenics from granting exclusive marketing and sale rights to Indigo. Indigo further acknowledges that Theragenics is under no obligation to disclose to Indigo any information regarding discussions Theragenics may conduct with third parties, whether on Theragenics' initiative or at the request of third parties; that the fact that Theragenics may be considering *_______________________________________is
Confidential Information under this Agreement, and that Theragenics is not obligated to discuss with Indigo any potential ventures involving products other than the Device.


         ARTICLE 10 - PATENTS, TRADEMARKS AND SECRETS

         10.1   Patents.
         For the term of this Agreement, Indigo and each Delegate Affiliate shall have a fully paid-up license under the Patents to (a) sell or otherwise transfer the Devices purchased by Indigo from Theragenics hereunder to Customers for use in the Field in the United States and in each country or other jurisdiction in which Indigo shall then be authorized to market and sell the Device hereunder or (b) use Devices so purchased for marketing, education and training purposes. During the Exclusivity Period, Indigo's license under this
Article 10.1 shall be exclusive in the Field in the United States and any other country or jurisdiction in which Indigo shall have the exclusive right to market and sell the Device hereunder. For the term of this Agreement, Customers shall have a fully paid-up nonexclusive license under the Patents to use the Device in the Field.

         10.2  Trademarks.
         Indigo shall promote and sell the Device under the Trademarks. Nothing herein shall be deemed to give one Party, either during the term of this Agreement or thereafter, any right to trademarks or copyrights of the other Party or to their use except that Indigo (and any relevant Delegate Affiliate) shall have (i) a sole license (i.e., exclusive of other licensees but not of Theragenics) to use the TheraSeed(R) mark on a stand-alone basis, in association with Indigo's (or the Delegate Affiliate's) marketing and sale of the Device during the Exclusivity Period in all countries other than those in which
Theragenics is then authorized to market and sell the Device for use in the Field; and (ii) a nonexclusive license to use the other Trademarks and any relevant marketing or sales materials in which Theragenics has a copyright (other than materials created or first used after the end of the Exclusivity Period) during the term of this Agreement, but neither Indigo nor such Delegate Affiliate shall acquire any ownership rights to the Trademarks or such copyrights. *_________________________________________________________________
_____________________________________________________________________________.
Indigo shall not use the Trademarks in any manner likely to confuse, mislead or deceive the public, or to be injurious or inimical to the interests of Theragenics; provided that Theragenics hereby acknowledges that the use of the TheraSeed trademark expressly contemplated hereby shall not be deemed to breach this covenant. Theragenics shall retain sole ownership of all goodwill associated with the Device, as represented and symbolized by the Trademarks.

         10.3  Confidential Information.

         All written information marked as confidential and exchanged between Theragenics and Indigo while this Agreement is in effect and any other information that is characterized as "Confidential Information" in this Agreement shall be treated as confidential information unless one of the exceptions set out below applies. The Party receiving such confidential information shall not, for so long as that information retains its character as confidential information, use (other than in the performance of its obligations or the exercise of its rights hereunder) or disclose such information to any third party (except Delegate Affiliates or those consultants of the receiving Party that have an obligation of confidentiality to the receiving Party) without the prior written approval of the disclosing Party. Information will be deemed nonconfidential at such time as such information either has become public knowledge through no fault of the Party receiving such information, or comes to such Party from a third party under no obligation of confidentiality with respect to such information, or was in the possession of such Party prior to the date of disclosure, or is developed by or on behalf of such Party without any reliance on confidential information received hereunder, or is required to be disclosed in compliance with applicable laws or regulations in connection with the sale of the Device, or is otherwise required to be disclosed in compliance with an order by a court or other regulatory body having competent jurisdiction, or is product-related or Customer-related information which is reasonably required to be disclosed or used in connection with marketing the Device. Indigo specifically agrees not to use any confidential information disclosed to Indigo by Theragenics for purposes of developing or improving, or assisting any third party in developing or improving, any Competing Radioactive Device or any other radioactive device, either during the term of this Agreement or at any time thereafter when such information remains confidential. Theragenics specifically agrees not to use any Confidential Information disclosed to Theragenics by Indigo for purposes of marketing or selling the Device or any Competing Radioactive Device in the Field or assisting any third party in marketing or selling the Device or any Competing Radioactive Device, either during the term of this Agreement or at anytime thereafter when such information remains confidential. The obligations of the Parties set forth in this Article shall survive termination of this Agreement until the third anniversary of the effective date of such termination. Upon termination of this Agreement, all Confidential Information of a disclosing Party that is held by a receiving Party shall be returned to the disclosing Party except that one copy of such Confidential Information shall be retained by counsel for the receiving Party to ensure compliance with this Article.

         10.4 Ownership of Intellectual Property Rights Pertaining to Developments.

(a)  Indigo Developed Intellectual Property.  All rights, title and interest to
    ----------------------------------------
Developed Intellectual Property, relating to work done solely by employees of Indigo, shall be owned solely by Indigo and shall not be subject to the terms and conditions of this Agreement other than this clause.

(b) Theragenics Developed Intellectual Property.  All rights, title and
    -------------------------------------------
interest to Developed Intellectual Property, relating to work done solely by employees of Theragenics, shall be owned solely by Theragenics and shall be subject to the terms and conditions of this Agreement.

(c) Joint Developed Intellectual Property.  All rights, title and interest to
   ---------------------------------------
Developed Intellectual Property, relating to work done jointly by employees of Theragenics and by employees of Indigo ("Joint Developed Intellectual
                                         -------------------------------
Property"), shall be owned jointly and equally by Theragenics and by Indigo and
----------
shall be subject to the terms and conditions of this Agreement. Theragenics and Indigo shall promptly notify the other party of any Joint Developed Intellectual Property. If Indigo determines it is in its best interests, which determination is solely within the discretion of Indigo, then Indigo shall file, prosecute and maintain during the term of this Agreement patent applications or applications for other intellectual property protection, domestic and/or foreign jointly in Theragenics' and Indigo's names for said Joint Developed Intellectual Property. Indigo shall bear all reasonable costs incurred in connection with such preparation, filing, prosecution, and maintenance directed to said Joint Developed Intellectual Property. Indigo shall keep Theragenics advised as to all developments with respect to such applications and Theragenics shall be given an opportunity to review and comment thereon. If Indigo decides either not to apply for or to abandon the prosecution or maintenance of any patent application or application for other intellectual property protection on Joint Developed Intellectual Property, then Theragenics shall be free to file or continue prosecution and maintenance on any such application, at Theragenics' expense.

         ARTICLE 11 - TERMINATION


         11.1  Theragenics' Failure or Breach.

         In the event Theragenics substantially fails to perform or otherwise substantially breaches any of its obligations under this Agreement, Indigo may terminate this Agreement by giving written notice of its intent to terminate and stating the grounds for termination. Theragenics shall have sixty (60) days from the date of its receipt of the notice to cure the failure or breach. In the event the breach is timely cured, the notice shall be of no force or effect. In the event it is not so cured, this Agreement then shall, without more, terminate at the end of such 60-day period. If the failure to perform or other breach is due to circumstances covered under Article 14.7, then this subsection shall not apply until the earlier of (a) the date such circumstances have ceased and (b) the date that is six (6) months after the date that such failure or breach began. For avoidance of doubt, Indigo may issue a notice of termination pursuant to this Article 11.1 notwithstanding the fact that (i) this Agreement provides Indigo other remedies (e.g., Minimum Relief provisions set forth in Exhibit B; right to suspend distribution pursuant to Article 5.1) or (ii) Article 5.3 requires Theragenics to suspend the manufacture or sale of Devices.

         11.2  Indigo's Failure or Breach.

         In the event Indigo substantially fails to perform or otherwise substantially breaches any of its obligations under this Agreement, Theragenics may terminate this Agreement by giving written notice of its intent to terminate and stating the grounds for termination. Indigo shall have sixty (60) days from the date of its receipt of the notice to cure the failure or breach unless the breach is of Indigo's payment obligations, in which case the cure period will be thirty (30) days. In the event the breach is timely cured, the notice shall be of no force or effect. In the event it is not so cured, this Agreement then shall, without more, terminate at the end of the applicable cure period. If the failure to perform or other breach is due to circumstances covered under Article 14.7, then this subsection shall not apply until the earlier of (a) the date such circumstances have ceased and (b) the date that is six (6) months after the date such breach or failure began.

         11.3     Exclusivity Retention Payment; *______________

         Either Party may issue a notice of termination pursuant to Article 4.2(a). Indigo may issue a notice of termination pursuant to Article 4.2(b).


         11.4      Intellectual Property Issues.

         (a) Indigo may terminate this Agreement upon three (3) months written notice if (i) there is a patent of a third party that arguably covers in whole or in part any aspect of the Device or methods of using the Device in the Field in the United States or (ii) Indigo discovers a trademark of a third party that is arguably infringed by the use in the United States of the Trademark as contemplated hereby.
         (b) Indigo may terminate any obligation relating to the marketing and selling of the Device in the Field in any jurisdiction outside the United States upon three (3) months written notice if Indigo uncovers (i) a patent of a third party that arguably covers in whole or in part any aspect of the Device or methods of using the Device in the Field in such jurisdiction or (ii) a trademark of a third party that is arguably infringed by the use in such jurisdiction of the Trademark as contemplated hereby.


         11.5     Insolvency Event; Change of Law.

         (a) Either Party may terminate this Agreement at any time after the occurrence of an Insolvency Event with regard to the other Party.
         (b) Either Party may terminate  this Agreement at any time within three
(3) months after the enactment of new laws or regulations applicable to this Agreement or the activities of the Parties hereunder, or the adoption or promulgation by the courts or a regulatory agency of interpretations of existing laws or regulations, which enactment, adoption or promulgation would have the effect of rendering unlawful any material activity of that Party contemplated hereby, materially altering the rights and obligations of the terminating Party (vis-a-vis either the other Party, the public, or any regulatory agency), substantially increasing the costs of that Party's regulatory compliance in connection with the activities contemplated hereby, or granting material additional rights to the other Party.


         11.6     Lender Event.
         Each Party (a "Borrower") shall give the other prompt written notice in
                       ---------
the event that the Borrower shall have breached any of its obligations to any lender thereof (a "Lender") whereby such lender would have the right to, and has
                   -------
notified the Borrower of its intent to, exercise the right to accelerate payments or take action against any collateral of the Borrower held by such lender (either such event, a "Lender Event") in accordance with any loan, security or other documentation between that Party and its Lender. The other Party may terminate this Agreement if the foregoing shall have occurred.


         11.7     FDA - Required Product Changes.

         Either Party may terminate this Agreement pursuant to the last sentence of Article 4.1(b).

         11.8     Effect of Termination and Issuance of Notice of Termination.

         (a) Termination of this Agreement for any reason shall not affect rights and obligations of the Parties accrued through the effective date of termination, including without limitation indemnification provisions relating to the Device manufactured, shipped or distributed, or marketing or professional support activities conducted, during the term of this Agreement.
         (b) If this Agreement is terminated other than (i) by Theragenics pursuant to Article 4.2(a), 11.2, 11.5 or 11.6 or (ii) by Indigo under
Article 4.2(b) then, notwithstanding any provision in this Agreement to the contrary, Indigo shall not be required to reimburse Theragenics for its *__________________________ in respect of the period commencing with the date on which Indigo no longer has exclusive rights to market and sell the Device in the Field in the United States and thereafter.
         (c) If this Agreement is terminated by Theragenics  pursuant to
Article 11.2, 11.5(a) or 11.6, then, in addition to the rights and obligations accrued through the effective date of termination, Theragenics' exclusive remedy therefor shall be to recover its *____________________________ in accordance with Article 4.10(c) and Exhibit E, for the period commencing with the effective date of such termination and ending on the second anniversary thereof.
         (d) If either Party issues a notice of termination pursuant to Article 4.2(a) or Indigo issues a notice of termination pursuant to Article 4.2(b), then, in addition to the rights and obligations accrued through the effective date of termination, Theragenics' exclusive remedy therefor shall be to recover, without duplication, its *_______________________________________ in accordance with Article 4.10(c) and Exhibit E, for the period commencing with the date on which such notice is issued and ending on the first anniversary thereof.
         (e) The issuance of a notice of termination pursuant to Article 4.2(a), 4.2(b) or 4.10(b) shall be effective one (1) year from the date of such issuance and during that year (a) Theragenics may manufacture and sell the Device to third parties for use in the Field and (b) Theragenics will continue to sell and deliver Devices to Indigo for Customers if so requested by Indigo.
         (f) If Indigo notifies Theragenics of its intent not to renew this Agreement pursuant to Article 3 then effective upon the expiration of the initial term or any renewal term and for a period of twelve-months thereafter
(a) Theragenics may manufacture and sell the Device to third parties for use in the Field and (b) Theragenics will continue to sell and deliver Devices to Indigo for Customers if so requested by Indigo.


         11.9     Transition After Termination or Expiration.
         Following the expiration or termination of this Agreement, the Parties shall continue to cooperate in order to effect an orderly termination of their relationship, so as to ensure to the greatest extent possible that the needs of Customers for the Device are met and so as to minimize any resulting damage to the market for the Device. Theragenics and Indigo shall honor all pending orders for Device accepted by Theragenics prior to such expiration or termination; provided that a Party shall, at its option, be released from any obligation under any pending orders if that Party has terminated this agreement due to breach by the other Party. 11.10 Survival of Provisions
         Each of Articles 10.3 and 13.2 shall survive termination of this Agreement in accordance with the terms of such Article. In addition, the following provisions shall survive termination of this Agreement in perpetuity:
Articles 4.4, 4.5, 4.10, 7, 10.4, 11.8, 11.9, 11.10, 12, 13.4 and 14 .

         ARTICLE 12 -  RESOLUTION OF DISPUTES


         12.1  Dispute Resolution Procedures.

         Except  as  expressly  provided  otherwise  in  this  Article  12,  any controversy or claim arising out of or relating to this Agreement, or the decision to enter into this Agreement, or its breach (each such controversy or claim is hereinafter referred to as a "Dispute"), shall be settled as follows:
                                        --------
                 (a) Officers of each of the Parties shall attempt to resolve any Dispute prior to commencing the procedures set forth in clauses (b) and
(c) of this Article.
                 (b) If after seven (7) days such officers are unable to resolve such Dispute, the chief executive officer and/or the highest ranking official of each Party shall submit to non-binding mediation which shall take place for a period of one (1) day in Washington, D.C. before a mediator that is knowledgeable about the subject matter of the Dispute and that is mutually acceptable to the Parties. If the Parties are unable to agree on the selection of a mediator, a mediator will be chosen by an arbitrator selected pursuant to the rules of the American Arbitration Association (AAA) who will then select such mediator from a list of distinguished neutrals maintained by the AAA.
                (c) If during such one-day mediation the Parties are unable to resolve the Dispute, such Dispute shall be settled by arbitration under the auspices of the AAA before a single arbitrator who will be selected pursuant to the rules of the AAA or such arbitrator, if any, that is selected pursuant to Article 12.1(b). The location of the arbitration shall be Washington, D.C. and the substantive law to be applied by the arbitrator shall be the law of the State of Oho. The Parties shall seek to agree upon the discovery and hearing procedures as well as time limits such that the arbitrator shall issue his decision in the Dispute no later than six months after the selection of the arbitrator. Failing such agreement between the Parties, the arbitrator will provide for such procedures and will commit to resolution of the Dispute within six (6) months after selection of the arbitrator. The Parties agree neither to request or seek to enforce any punitive or exemplary damages from the arbitrator and the arbitrator shall not be empowered to grant any such damages. The arbitrator shall issue written findings of fact and conclusions of law. Either Party may appeal issues of law to the appropriate court in the State where the arbitration is held, including the application of law to the facts.
                (d) The arbitrator shall be bound by the express terms of this Agreement and may not amend or modify such terms in any manner. Any award rendered by the arbitrators shall be consistent with the terms of this Agreement, and such terms shall control the rights and obligations of the Parties. The proceedings shall be confidential and the arbitrators shall issue appropriate protective orders to safeguard both Parties' confidential information.



         12.2  Limitation.

                (a) In the event of a breach or alleged breach of either Party's proprietary or intellectual property rights under law or under this Agreement, the aggrieved Party may seek injunctive or other relief in any court of competent jurisdiction without recourse to the procedures set forth in
Article 12.1.  Articles 8.2 and 8.3 set forth  additional  exceptions to Article
12.1. (b) In connection with a third-party claim, it may be that indemnification or other recourse can be claimed under this Agreement, or that the other Party to this Agreement must or may be made a party to the third-party claim, or that other action is appropriate. In such case the indemnification, other recourse, or other action may be pursued in connection with the proceeding in which the third-party claim is pending without need for any of the procedures contemplated by this Article; provided, however, that any Dispute relating to such first Party's rights to indemnification under this Agreement (or the scope thereof) shall be resolved in accordance with Article 12.1.

         12.3  Suspension of Running of Time Periods; Monetary Disputes

         (a) From the date a Party notifies the other Party that it wishes to commence any Dispute resolution provision contained in this Article until such time as such Dispute has been finally settled by arbitration, the running of the time periods set forth in this Agreement within which a Party may cure a breach, shall be suspended as to the subject matter of such Dispute, subject to the provisions set forth in clause (b) of this Article 12.3.

         (b) If a Dispute concerns the amount of money owed hereunder by one Party (such Party, the "Non-Claimant") to the other Party (the "Claimant") then the cure period relating to that portion of such money as to which no Dispute exists between the Parties shall not be so suspended and that portion of such money as to which a Dispute exists will be deposited by the Non-Claimant in an interest-bearing escrow account with an escrow agent to be mutually agreed to by the Parties. If the arbitrator determines that the Claimant is owed some or all of the money that the Claimant has claimed then the Claimant shall be entitled to the interest earned on such portion of the money determined by the arbitrator to be due the Claimant. In addition, if the arbitrator determines that the Claimant did not have a reasonable basis for claiming the disputed amount then within twenty (20) days after such determination the Claimant shall remit to the Non-Claimant an amount equal to 25% of the disputed amount. Conversely, if the arbitrator determines that the Non-Claimant did not have a reasonable basis for disputing the disputed amount then within twenty (20) days after such determination the Non-Claimant shall remit to the Claimant an amount equal to 25% of the disputed amount in addition to the disputed amount plus interest earned thereon.




         ARTICLE 13 - NON-COMPETITION COVENANT


         13.1  During Exclusivity Period.
         During the Exclusivity Period, lndigo agrees not to do any of the following (each, a "Prohibited Competitive Activity"): Either alone or in concert with others and either directly, or indirectly as a principal, partner, joint venturer, or greater than twenty percent (20%) shareholder, develop, manufacture, market or sell, or contract for the development, manufacture, marketing or sale of any implantable radioactive seed for use in the Field (a "Competing Radioactive Device"). In the event that any Affiliate is marketing and selling the Device in the Field in a jurisdiction in which Indigo has the exclusive rights to market and sell the Device in the Field such Affiliate shall also be prohibited from undertaking any Prohibited Competitive Activity during such period.


         13.2  *______________________
*______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________


         13.3  Affiliates.

         Indigo hereby represents and warrants to Theragenics that, to its actual knowledge, it is not aware of any Affiliate of Indigo that is developing, manufacturing, marketing or selling, or that currently plans to develop, manufacture, market or sell, any Competing Radioactive Device. In the event that, during the term hereof, any Affiliate of Indigo shall engage in the development, manufacture, marketing, or sale of a Competing Radioactive Device (except as expressly permitted under this Agreement), and the Affiliate is neither acting in concert with Indigo nor a party whose actions would be attributed to Indigo as indirect actions of Indigo under Article 13.1 above, then as its sole remedy for such competition, Theragenics may issue a notice of termination, effective not less than three (3) months from the date the notice is given unless, prior to the end of such three-month period such competition has ceased.

         13.4  Theragenics' Acknowledgment.

         For avoidance of doubt, Theragenics hereby acknowledges and agrees that nothing in this Agreement shall prohibit or otherwise restrict the ability of Indigo and its Affiliates to research, develop, promote, market or sell any device, product or other treatment in the Field that is not a Competing Radioactive Device including, without limitation, its laser system for the treatment of soft tissue in the urinary tract.

         ARTICLE 14 - MISCELLANEOUS.


         14.1     Theragenics Warranties.

         Theragenics hereby warrants and represents and covenants to Indigo that
Theragenics: (a) owns all of the right, title and interest in and to the Trademarks in the United States (but no warranty is given that there is no other party with a right to use the same or similar marks in other jurisdictions, or to use the same or similar marks on dissimilar products); (b) is empowered to sell the Device to Indigo and Customers; (c) has no outstanding encumbrances or agreements, contracts, understandings or arrangements of any kind pursuant to which any entity may purchase from Theragenics (other than Customer orders in the ordinary course of business), or has the right to sell or market, the Device or any component of the Device; and (d) shall not enter into any such agreements, contracts, understandings or arrangements during the term of this Agreement unless notice of termination has been given.

         14.2  Assignment; Change of Control; Partial Assignment.

         (a) Neither Party shall transfer or assign this Agreement, in whole or in part, without the prior written consent of the other Party (which shall not be unreasonably withheld), except that (i) Indigo may, without such consent, assign this Agreement, including all of Indigo's rights and obligations hereunder, to any Affiliate of Indigo; provided, however, that if, at any time, Indigo or any subsequent assignee of Indigo, shall, without Theragenics' prior written consent, cease to be a direct or indirect Affiliate of Johnson & Johnson or all or substantially all of the assets of Indigo or any such assignee shall be sold other than to a direct or indirect Affiliate of Johnson & Johnson, then Theragenics shall have the option to issue a notice of termination; and (ii) Theragenics may, without such consent, assign this Agreement, including all of Theragenics' rights and obligations hereunder, to a purchaser of all or substantially all of Theragenics' assets that agrees in writing to assume all of Theragenics' obligations under this Agreement; provided that if such Purchaser is a global competitor of Indigo or any Affiliate such consent will be required. In the event of any Change of Control, the respective rights and obligations of Indigo and Theragenics (or any successor to or assignee of Theragenics resulting from such Change of Control) under this Agreement shall continue in full force and effect and shall be binding upon and inure to the benefit of such successor or assignee of Theragenics.

         (b) If Indigo desires to delegate some but not all of its duties and/or assign some but not all of its rights hereunder to any Affiliate, Indigo and such Affiliate shall execute and deliver to Theragenics an undertaking substantially in the form of Exhibit H (Affiliates that have executed and delivered such undertaking are referred to as "Delegate Affiliates"). With respect to the duties so delegated and/or rights so assigned to any Delegate Affiliate and described in the undertaking executed by such Delegate Affiliate, Indigo shall have the right to require Theragenics to treat such Delegate Affiliate as if it were Indigo and accord such Delegate Affiliate the same cooperation as is owed to Indigo hereunder and such assigned rights hereunder, but such Delegate Affiliate shall not be deemed a third-party beneficiary of this Agreement and only Indigo may enforce Theragenics' obligations hereunder. Theragenics shall likewise be entitled to look to Indigo for performance of any duty delegated to a Delegate Affiliate.



         14.3  Notices.

         All communications, purchase orders, invoices, payments and notices required or called for under this Agreement shall be in writing, and delivered
(a) personally, by national overnight delivery service or by registered or certified first class mail, postage prepaid or (b) by telecopier (with receipt confirmed), provided that a copy is sent pursuant to clause (a) of this Article, and such notice shall be deemed given: when delivered, by personal delivery or overnight delivery service; or if sent by mail, three business days after deposit in the mails; or if sent by telecopier, when receipt is confirmed; and shall be addressed:

If to Indigo:

Indigo  Medical,  Inc.
4545 Creek Road
Cincinnati, Ohio 45242
Attention:  General  Manager
Telecopier No.: (513) 483-3410

with a copy to:

Office  of General  Counsel
Johnson  & Johnson
One  Johnson & Johnson  PlazaNew
Brunswick,  New Jersey  08933
Attention:  General  Counsel
Telecopier No.: (908)524-2788

If   to    Theragenics:
Theragenics    Corporation
5325    Oakbrook Parkway
Norcross,  Georgia  30093
Attention:  Bruce W.  Smith
Telecopier No.: (770)381-8447

with  a copy to:

Powell,  Goldstein,  Frazer & Murphy
LLP 191 Peachtree
Street  Suite  1600
Atlanta,  Georgia  30303
Attention:   Scott  Killingsworth
Telecopier  No: (404)  572-6999

or such other address or telecopier number as either Party may give to the other in writing in accordance with this Article.


         14.4  Relationship of Parties

         The Parties are entering into this Agreement as independent contractors, and nothing herein is intended or shall be construed to create between the Parties a relationship of principal and agent, partners, joint venturers or employer and employee. Neither Party shall hold itself out to others or seek to bind or commit the other Party in any manner inconsistent with the foregoing provisions.


         14.5  No Waiver.

         The failure of either Party to enforce at any time for any period the provisions of this Agreement shall not be construed to be a waiver of such provisions or of the right of such Party thereafter to enforce each such provision.

         14.6  Governing Law.

         This Agreement and its performance are to be governed by the laws of the State of Ohio, except that the arbitration provisions set forth in Article 12 shall be governed by the provisions of the Federal Arbitration Act.


         14.7  Major Forces.

         Neither Party shall be responsible for and the terms of this Agreement shall be inapplicable to any defaults or delays (other than payment defaults or delays) which are due to unforeseen causes beyond such Party's control including, without limitation, the following, to the extent beyond the reasonable control of the defaulting or delaying Party seeking relief under this provision: acts of God or public enemy, acts or other order of a government, particularly, in the case of New Secondary Fields, full market approval by the FDA and, in the case of Foreign Jurisdictions and/or Secondary Fields, any foreign government equivalent approval, fire, flood or other natural disasters, embargoes, accidents, explosions, strikes or other labor disturbances (regardless of the reasonableness of the demands of labor), shortage of fuel, power or raw materials, inability to obtain or delays of transportation facilities, delays in delivery or construction of production equipment or facilities, malfunction of manufacturing equipment, incidents of war, or other unforeseen events causing the inability of a Party, acting in good faith with due diligence, to perform its obligations under this Agreement. Notwithstanding the foregoing, failure of potential Customers to order sufficient quantities of the Device shall not excuse failure of Indigo to meet any applicable minimums or performance metrics.


         14.8  Publicity.

         With respect to any publicity, neither Party shall originate any such publicity, news release or public announcement, written or oral, whether to the public or press, stockholders or otherwise, relating to this Agreement, to any amendment or performances under the Agreement, save only such announcements as in the opinion of counsel for the Party making such announcement is required by law to be made in which case such Party will (a) give the other Party advanced written notice that such announcement is required and (b) provide the other Party with a reasonable opportunity to review and comment upon such announcement. If a Party decides to make an additional announcement or other disclosure required by law regarding this Agreement, it will give the other Party thirty (30) days advance written notice, or any shorter notice period otherwise required by law, of the text of the announcement so that the other Party will have a reasonable opportunity to review, comment upon and approve such announcement or disclosure prior to its issuance.

         14.9  Integration.

         The Parties have, in this Agreement, incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement and, except as provided herein, the Parties make no covenants or other commitments to the other concerning their future actions. Accordingly, this Agreement (i) constitutes the entire agreement and understanding between the Parties, and there are no promises, representations, conditions, provisions or terms relating to it other than as set forth in this Agreement, and (ii) supersedes all previous understandings, agreements and representations between the Parties, written or oral, relating to the subject matter of this Agreement. This Agreement may be altered or amended only upon mutual written consent.

         14.10  *______________________.

         *_____________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
_______________________________________________________________________________
         14.11    No Third Party Beneficiaries.

         This Agreement is solely for the benefit of the Parties hereto and no provision of this Agreement shall be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date above by an officer thereunto duly authorized.

THERAGENICS CORPORATION                                     INDIGO MEDICAL, INC.

By: /s/ M. Christine Jacobs                        By: /s/ Nicholas J. Valeriani
----------------------------                       -----------------------------
Name: M. Christine Jacobs                           Name: Nicholas J. Valeriani
 Title: President & CEO                            Title: Vice President/General
                                                               Manager

The undersigned is executing this Agreement solely for the purpose of effectuating such person's guarantee set forth in Article 14.10.

*_______________________________________




* This information has been redacted and filed separately with the Securities and Exchange Commission.